DIREXION SHARES ETF TRUST

SUBADVISORY AGREEMENT

This Subadvisory Agreement (the “Agreement”), is made as of June 1, 2023 (the “Effective Date”), between Rafferty Asset Management, LLC, a Delaware limited liability company (the “Adviser”), Howard Capital Management, Inc. (the “Subadviser”) and, solely with respect to Sections 9(d) and 9(h), the Direxion Shares ETF Trust (the “Trust”).

WHEREAS, the Adviser serves as the investment adviser to the Direxion HCM Tactical Enhanced US ETF (the “Fund”), which is a series of the Trust, a Delaware statutory trust registered as an open-end management investment company under the Investment Company Act of 1940, as amended (“1940 Act”), pursuant to an investment advisory agreement between the Adviser and the Trust (“Advisory Agreement”);

WHEREAS, the Advisory Agreement allows the Adviser to delegate certain investment advisory services to other parties; and

WHEREAS, the Adviser desires to retain the Subadviser as its delegate to perform certain investment subadvisory services for the Fund, and the Subadviser is willing to be delegated and perform such services;

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound hereby, it is agreed between the parties hereto as follows:

1.	Services to be Rendered by the Subadviser to the Fund.

(a)      Investment Program. Subject to the control and supervision of the Board of Trustees (the “Board”) of the Trust and the Adviser, the Subadviser shall, at its expense, provide a continuous asset allocation investment program for such portion of the Fund’s assets that is allocated to it by the Adviser from time to time. The Adviser shall implement the Subadviser’s investment allocations for the Fund by placing all brokerage orders for the purchase and sale of securities and other investments selected by the Adviser pursuant to allocations specified by the Subadviser. The Adviser and Subadviser shall consult regularly regarding this investment program.

The Subadviser may rely on information provided by the Trust, the Adviser, and the Trust’s agents reasonably believed by Subadviser to be accurate and reliable. In the performance of its duties, the Subadviser will act in the best interests of the Fund and will comply with (i) applicable laws and regulations, including, but not limited to, the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), the Commodity Exchange Act and the rules under each, (ii) the terms of this Agreement, (iii) the stated investment objective, policies and restrictions of the Fund, as stated in the then-current Form N-1A Registration Statement of the Fund (“Registration Statement”), (iv) the Trust’s compliance procedures and other policies, procedures or guidelines as the Board or the Adviser reasonably may establish from time to time, (v) the provisions of the Internal Revenue Code of 1986, as amended (“Code”), applicable to “regulated investment companies” (as defined in Section 851 of the Code), as from time to time in effect, and (vi) the reasonable written instructions of the Adviser to the Subadviser. The Adviser shall be responsible for providing the Subadviser with current copies of the materials specified in Subsections (a)(iii) and (iv) of this Section 1(a). The Adviser shall provide the Subadviser with prior written notice of any material change to the Registration Statement that would affect the Subadviser’s management of the Fund.

(b)      Expenses. The Subadviser, at its expense, will furnish all necessary facilities and personnel, including salaries, expenses and fees of any personnel required for it to faithfully perform its duties under this Agreement, and administrative facilities, including bookkeeping, and all equipment necessary for the efficient conduct of the Subadviser’s duties under this Agreement. However, the Subadviser shall not be obligated to pay any expenses of the Adviser, the Fund, or the Trust, including without limitation, interest and taxes, brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Fund and custodian fees and expenses, except that, in the case of a trade error resulting from an incorrect investment allocation direction from the Subadviser, the Subadviser shall pay all related expenses incurred by the Adviser, Fund or Trust.

(c)      Valuation. Fund investments are valued on each day the New York Stock Exchange is open for business. With respect to Fund investments for which market quotations are not readily available, the Subadviser, at its expense and in accordance with procedures and methods adopted by the Adviser and approved by the Board, which may be amended from time to time, will provide assistance to the Adviser, or other applicable service providers for the Trust and the Fund, in determining the fair value of such securities, including providing market price information relating to these assets of the Fund.

(d)      Reports and Availability of Personnel. The Subadviser, at its expense, shall render to the Board and the Adviser such periodic and special reports as the Board and the Adviser reasonably may request with respect to matters relating to the duties of the Subadviser set forth herein. The Subadviser, at its expense, will make available to the Board and the Adviser at reasonable times its Fund managers and other appropriate personnel in order to review investment policies of the Fund and to consult with the Board and the Adviser regarding the investment affairs of the Fund, including economic, statistical and investment matters relevant to the Subadviser’s duties hereunder.

(e)      Compliance Matters. The Subadviser, at its expense, will provide the Adviser with such compliance reports and certifications relating to its duties under this Agreement and the federal securities laws as may be required by applicable law and as otherwise may be agreed upon by such parties from time to time. The Subadviser also shall: (i) cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator, the Fund’s custodian, the Fund’s transfer agent and pricing agents and all other agents and representatives of the Fund, the Trust and the Adviser; (ii) keep all such persons fully informed as to such matters as they may reasonably deem necessary to the performance of their obligations to the Fund, the Trust and the Adviser; (iii) provide prompt responses to reasonable requests made by such persons; and (iv) maintain any appropriate interfaces with each so as to promote the efficient exchange of information. The Subadviser shall review the Registration Statement, and any amendments or supplements thereto, and confirm that, with respect to the disclosure relating to the Subadviser, including but not limited to the Fund’s investment strategy and portfolio manager(s), such Registration Statement contains no untrue statement of any material fact and does not omit any statement of material fact which was required to be stated therein or necessary to make the statements contained therein not misleading. The Subadviser will promptly notify the Adviser of any changes or updates to such disclosure.

(f)      Books and Records. The Subadviser will maintain for the Fund all books and records required to be maintained by the Fund pursuant to the 1940 Act and the rules and regulations promulgated thereunder insofar as such records relate to the services provided by the Subadvisor to the Fund under this Agreement. Pursuant to Rule 31a-3 under the 1940 Act, the Subadviser agrees that: (i) all records it maintains for the Fund are the property of the Trust; (ii) it will surrender promptly to the Fund or the Adviser any such records upon the Board’s, Trust’s or the Adviser’s request; and (iii) it will preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records it maintains for the Fund. Notwithstanding subsection (ii) above, the Subadviser may maintain copies of such records, without limitation, to comply with its record keeping obligations.

2.      Compensation. The Adviser shall pay to the Subadviser as compensation for the Subadviser’s services rendered pursuant to this Agreement a subadvisory fee as set forth in Schedule A, which schedule can be modified from time to time by mutual agreement of the parties, subject to the appropriate approvals required by the 1940 Act. Such fees shall be paid by the Adviser (and not by the Fund). Such fees shall be payable for each month within 15 business days after the end of such month. If the Subadviser shall serve for less than the whole of a month, the compensation as specified shall be prorated based on the number of calendar days during which this Agreement is in effect during such month, and the fee shall be computed based upon the average daily net assets of the Fund for such days.

3.	Representations and Warranties.

(a)      Subadviser. The Subadviser represents and warrants to the Adviser that: (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the Subadviser’s governing documents; (ii) the execution, delivery and performance of this Agreement does not violate any obligation by which the Subadviser or its property is bound, whether arising by contract, operation of law or otherwise; (iii) this Agreement has been duly authorized by appropriate action of the Subadviser and when executed and delivered by the Subadviser will be a legal, valid and binding obligation of the Subadviser, enforceable against the Subadviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) the Subadviser is registered as an investment adviser under the Advisers Act and shall maintain such registration in effect at all times during the term of this Agreement; (v) the Subadviser qualifies for exclusion from registration as a commodity pool operator or commodity trading adviser under the Commodity Exchange Act and the Commodity Futures Trading Commission rules; (vi) the Subadviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that the Subadviser and certain of its employees, officers and directors are subject to reporting requirements thereunder and, accordingly, agrees that it shall, on a timely basis, furnish a copy of such code of ethics to the Adviser, and quarterly reports regarding any material violations of such code of ethics or a certification that the Subadviser has complied with the requirements of Rule 17j-1 and that there have been no violations of the code of ethics; (vii) the Subadviser has adopted written compliance policies and procedures reasonably designed to prevent violations of the Advisers Act and the rules promulgated thereunder and the Subadviser agrees to provide: (a) from time to time a copy and/or summary of such compliance policies and procedures and an accompanying certification certifying that the Subadviser’s compliance policies and procedures complies with the Advisers Act; (b) a report of the annual review determining the adequacy and effectiveness of the Subadviser’s compliance policies and procedures; (c) the name of the Subadviser’s Chief Compliance Officer to act as a liaison for compliance issues that may arise with respect to the Fund; and (d) a prompt report of any material violations of its compliance policies and procedures; (viii) the Subadviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (ix) the Subadviser will promptly notify the Adviser of the occurrence of any event or condition that would (a) disqualify the Subadviser from serving as investment subadviser of an investment company pursuant to Section 9 of the 1940 Act or otherwise or (b) impair the Subadviser’s ability to fulfill its commitment under this Agreement; (x) the Subadviser has provided the Adviser with a copy of its Form ADV as most recently filed with the SEC and will furnish a copy of all material amendments to the Adviser promptly and all other amendments at least annually; (xi) the Subadviser will notify the Adviser of any “assignment” (as defined in the 1940 Act) of this Agreement or change of control of the Subadviser, and any changes in the key personnel who are the portfolio managers of the Fund, in each case prior to such change whenever practicable and in each other case promptly after such change; and (xii) the Subadviser shall maintain comprehensive disaster recovery, business continuity and cybersecurity programs that are in accordance with applicable law and within industry standards in the Subadviser’s discretion, and will comply with the Adviser’s reasonable requests related to the disaster recovery, business continuity and cybersecurity programs.

(b)      Adviser. The Adviser represents and warrants to the Subadviser that: (i) the retention of the Subadviser by the Adviser as contemplated by this Agreement is authorized by the respective governing documents of the Trust and the Adviser; (ii) the execution, delivery and performance of each of this Agreement and the Advisory Agreement does not violate any obligation by which the Trust or the Adviser or their respective property is bound, whether arising by contract, operation of law or otherwise; (iii) each of this Agreement and the Advisory Agreement has been duly authorized by appropriate action of the Trust and the Adviser and when executed and delivered by the Adviser will be a legal, valid and binding obligation of the Adviser, enforceable against the Adviser in accordance with its terms, subject, as to enforcement, to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or law); (iv) the Adviser is registered as an investment adviser under the Advisers Act; (v) the Adviser has adopted a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act and that the Adviser and certain of its employees, officers and directors are subject to reporting requirements thereunder; (vi) the Adviser is not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; and (vii) the Adviser will promptly notify the Subadviser of the occurrence of any event that would disqualify the Adviser from serving as investment manager of an investment company pursuant to Section 9 of the 1940 Act or otherwise.

4.      Liability of the Subadviser. In the absence of (a) bad faith, gross negligence or willful misfeasance on the part of the Subadviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Subadviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of the Subadviser’s fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Subadviser shall not be subject to any liability whatsoever to the Adviser, the Fund, the Trust, or to any shareholder of the Fund, for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the Subadviser’s investment decisions on behalf of the Fund. No provision of this Section 4 is intended to create any rights whatsoever to any third parties, including without limitation the shareholders of the Fund.

However, the Subadviser shall indemnify and hold harmless, as applicable, the Adviser, the Fund, the Trust, its Trustees or any shareholder of the Fund from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) that arise or result from conduct specified in Subsections (a) through (c) above.

5.      Liability of the Adviser. In the absence of (a) bad faith, gross negligence or willful misfeasance on the part of the Adviser in performance of its obligations and duties hereunder, (b) reckless disregard by the Adviser of its obligations and duties hereunder, or (c) a loss resulting from a breach of the Adviser’s fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act), the Adviser shall not be subject to any liability whatsoever to the Subadviser for any error or judgment, mistake of law or any other act or omission in the course of, or connected with, rendering services hereunder including, without limitation, for any losses that may be sustained in connection with the purchase, holding, redemption or sale of any security on behalf of the Fund. No provision of this Section 5 is intended to create any rights whatsoever to any third parties, including without limitation the shareholders of the Fund. However, the Adviser shall indemnify and hold harmless the Subadviser from any and all claims, losses, expenses, obligations and liabilities (including reasonable attorneys fees) that arise or result from conduct specified in Subsections (a) through (c) above.

6.      Liability of Trustees and Shareholders. Any obligations of the Fund under this Agreement are not binding upon the Trustees or the shareholders individually, but are binding only upon the assets and property of the Fund.

7.      Duration and Termination of the Agreement. This Agreement shall become effective upon the Effective Date; provided, however, that this Agreement shall not become effective unless it has first been approved in accordance with 1940 Act, either by a vote of the Independent Trustees or the shareholders of the Fund or both, as applicable. This Agreement shall remain in full force and effect continuously thereafter, except as follows:

(a)     By vote of a majority of the (i) Independent Trustees, or (ii) outstanding voting shares of the Fund, the Fund may at any time terminate this Agreement, without the payment of any penalty, by providing not more than 60 days’ written notice delivered or mailed by registered mail, postage prepaid, to the Adviser and the Subadviser.

(b)     This Agreement will terminate automatically, without the payment of any penalty, after two years, unless within such two-year period after its Effective Date and at least annually thereafter, the continuance of the Agreement is specifically approved by (i) the Board or the shareholders of the Fund by the affirmative vote of a majority of the outstanding shares of the Fund, and (ii) a majority of the Independent Trustees, by vote cast at a meeting called for the purpose of voting on such approval. If the continuance of this Agreement is submitted to the shareholders of the Fund for their approval and such shareholders fail to approve such continuance as provided herein, the Subadviser may continue to serve hereunder in a manner consistent with the 1940 Act.

(c)     The Adviser may at any time terminate this Agreement, without the payment of any penalty, by not less than 60 days’ written notice provided in accordance with Section 10, to the Subadviser, and the Subadviser may at any time, without the payment of any penalty, terminate this Agreement by not less than 90 days’ written notice provided in accordance with Section 10, to the Adviser.

(d)     This Agreement automatically and immediately shall terminate, without the payment of any penalty, in the event of its assignment or if the Advisory Agreement between the Adviser and the Trust, with respect to the Fund, shall terminate for any reason.

(e)     Any notice of termination served on the Subadviser shall be without prejudice to the obligation of the Subadviser to complete transactions already initiated or acted upon with respect to the Fund. Upon termination without reasonable notice by the Adviser, the Subadviser will be paid certain previously agreed upon expenses the Subadviser necessarily incurs in terminating the Agreement.

Upon termination of this Agreement, the duties of the Adviser delegated to the Subadviser under this Agreement automatically shall revert to the Adviser.

8.      Amendment of Agreement. No provision of this Agreement may be amended, except by an instrument in writing signed by both parties. No material amendment of this Agreement shall be effective until approved in the manner required by the 1940 Act, any rules thereunder or any exemptive or other relief granted by the SEC or its staff.

9.      Additional Agreements.

(a)     Other Advisory Agreements. The Adviser, Subadviser and persons controlled by or under common control therewith may have advisory, management service or other agreements with other organizations and persons, and may have other interests and businesses. Nothing in this Agreement is intended to preclude such other business relationships.

(b)     Access to Information. The Subadviser shall, upon reasonable notice, afford the Adviser at all reasonable times access to Subadviser’s officers, employees, agents and offices and to all its relevant books and records and shall furnish the Adviser with all relevant financial and other data and information as requested; provided, however, that nothing contained herein shall obligate the Subadviser to provide the Adviser with access to the books and records of the Subadviser relating to any accounts other than the Fund.

(c)    Confidentiality. The Subadviser shall treat confidentially and as proprietary information of the Trust and the Fund all records and information (including investment holdings and activities of the Fund) relative to the Trust and the Fund and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where the Subadviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust. Notwithstanding the above, the Subadviser may disclose: (i) the identity of the Trust and the Fund as part of any representative list of clients of the Subadviser and the amount of fees paid under this Agreement in response to inquiries relating to potential conflicts of interest and/or in connection with marketing; (ii) the investment results and other data of the Fund (without identifying the Fund or the Trust) in connection with providing composite investment results of clients of the Subadviser; and (iii) investments and transactions with respect to the Fund (without identifying the Trust or the Fund) in connection with providing composite information of clients of the Subadviser, provided that such disclosure will not be made in such a manner that may reasonably have an adverse effect on the trading activities of the Fund.

(d)    Public Announcements. No party shall issue any press release or otherwise make any public statements with respect to the matters covered by this Agreement without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld; provided, however, that consent shall not be required if such disclosure is required by applicable law or regulation; provided further, however, that the party making such disclosure shall provide the other parties hereto with as much prior written notice of such disclosure as is practical under the circumstances.

(e)    Notifications. The Subadviser agrees that it will promptly notify the Adviser in the event that the Subadviser or any of its affiliates is or expects to become the subject of an administrative proceeding or enforcement action by the Securities and Exchange Commission (“SEC”) or other regulatory body with applicable jurisdiction. The Adviser agrees that it will promptly notify the Subadviser in the event that the Adviser or any of its affiliates is or expects to become the subject of an administrative proceeding or enforcement action by the SEC or other regulatory body with applicable jurisdiction related to the Fund.

(f)    Insurance. The Subadviser agrees to maintain errors and omissions or professional liability insurance coverage in an amount of at least $1million that would be applicable to its activities with respect to the Fund, with retention amount that is reasonable in light of the nature and scope of the Subadviser’s business activities.

(g)    Shareholder Meeting Expenses. In the event that the Trust shall be required to call a meeting of shareholders solely due to actions involving the Subadviser, including, without limitation, a change of control of the Subadviser, the Subadviser shall bear all reasonable expenses associated with such shareholder meeting or may elect to terminate this Agreement pursuant to Section 7 of this Agreement, in which case the Subadviser shall have no responsibility for any resulting shareholder meeting costs.

(h)     Use of Names. The Adviser and the Trust acknowledge that all rights to the name “HCM” or any variation thereof belong to the Subadviser, and that the Trust is being granted a limited license to use such words in the name of the Fund. In the event Subadviser ceases to be the subadviser to the Fund, the Trust’s right to the use of the name “HCM” shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by the Subadviser during the term of this Agreement upon ninety (90) days’ written notice by the Subadviser to the Trust. Nothing contained herein shall impair or diminish in any respect, Subadviser’s right to use the name “HCM” in the name of, or in connection with, any other business enterprises with which it is or may become associated.

The Subadviser acknowledges that the name “Direxion” or any variation thereof (the “Direxion Mark”) belongs to the Adviser and that the Subadviser has the right to use the Direxion Mark only with the prior written consent of the Adviser and only so long as the Subadviser is a subadviser to the Fund. In the event that the Subadviser is no longer a subadviser to the Fund, or upon termination of the Advisory Agreement between the Adviser and the Trust, with respect to the Fund, without its replacement with another agreement, or the earlier request of the Adviser, the Subadviser shall, discontinue all use of the Direxion Mark no later than the date upon which this Agreement terminates.

10.    Notices. Any notices or communications required or permitted to be given by this Agreement must be (i) given in writing and (ii) personally delivered or mailed, by prepaid, certified mail or overnight courier, or transmitted by facsimile or electronic mail transmission (including PDF), to the party to whom such notice or communication is directed, to the mailing address or regularly-monitored electronic mail address of such party as follows:

Adviser:

Rafferty Asset Management, LLC
1301 Avenue of the Americas (6th Avenue)
28th Floor
New York, New York 10019
Attention: Angela Brickl, Chief Executive Officer Email: brickla@direxion.com

Subadviser:

Howard Capital Management, Inc.
1145 Hembree Road
Roswell, GA 30076
Attention: Vance Howard, Chief Executive Officer Email: vance@howardcm.com

With a copy to:

Chris Ferguson, President Email: chris@howardcm.com	Lisa Arrington, Chief Compliance Officer Email: lisa@howardcm.com

Any such notice or communication shall be deemed to have been given on (i) the day such notice or communication is personally delivered, (ii) three (3) days after such notice or communication is mailed by prepaid certified or registered mail, (iii) one (1) working day after such notice or communication is sent by overnight courier, or (iv) the day such notice or communication is faxed or sent electronically, provided that the sender has received a confirmation of such fax or electronic transmission.

11.    Definitions. For the purposes of this Agreement, the terms “vote of a majority of the outstanding shares,” “affiliated person,” “control,” “interested person” and “assignment” shall have their respective meanings as defined in the 1940 Act, and all references to the 1940 Act shall mean the statute itself, and the rules and regulations thereunder subject to such exemptions, interpretations and other relief as may be granted by the SEC or the SEC staff. References to annual approvals by the Board shall be construed in a manner consistent with the 1940 Act.

12.    Governing Law. This Agreement shall be construed in accordance with the laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and in accordance with the 1940 Act. To the extent that the applicable laws of the State of Delaware conflict with the applicable provisions of the 1940 Act, the latter shall control.

13.    Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors.

14.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

15.    Entire Agreement. This Agreement states the entire agreement of the parties hereto, and is intended to be the complete and exclusive statement of the terms hereof.

16.    Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is made less restrictive by a rule, or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, or order.

IN WITNESS WHEREOF, Rafferty Asset Management, LLC, Howard Capital Management, Inc. and Direxion Shares ETF Trust have each caused this instrument to be signed in duplicate on its behalf by its duly authorized representative.

Attest:		RAFFERTY ASSET MANAGEMENT, LLC

By:	/s/ Alyssa Sherman	By:	/s/ Angela Brickl
	Alyssa Sherman, Secretary	Name: Angela Brickl
Title: Chief Executive Officer

Attest:		HOWARD CAPITAL MANAGEMENT, INC.

By:	/s/ Alyssa Sherman	By:	/s/ Vance Howard
	Alyssa Sherman, Secretary	Name: Vance Howard
Title: Chief Executive Officer

Attest:		DIREXION SHARES ETF TRUST, solely with respect to Sections 9(b) and 9(h)

By:	/s/ Alyssa Sherman	By:	/s/ Angela Brickl
	Alyssa Sherman, Secretary	Name: Angela Brickl
Title: Chief Executive Officer